As filed with the Securities and Exchange Commission on March 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARATHON OIL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	5555 San Felipe Street Houston, Texas 77056-2723 (713) 629-6600	25-0996816 (I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sylvia J. Kerrigan, Esq.

Vice President, General Counsel & Secretary

5555 San Felipe Street

Houston, Texas 77056-2723

(713) 629-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ted W. Paris, Esq.

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1838

Fax: (713) 229-7738

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common stock, par value $1.00 per share	3,000,000	$32.57	$97,710,000	$11,197.57

(1)	This Registration Statement (the “Registration Statement”) registers the issuance of 3,000,000 shares of the common stock, par value $1.00 per share, of the Registrant issuable pursuant to the Registrant’s Dividend Reinvestment and Direct Stock Purchase Plan.

(2)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, then the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

(3)	Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sale prices for the shares of the Registrant’s common stock as reported on The New York Stock Exchange on March 6, 2012.

(4)	Pursuant to Rule 415(a)(6) under the Securities Act, the registration fee of $11,197.57 is offset by registration fees of $2,501.84 previously paid by the registrant with respect to 3,000,000 shares of common stock registered under Registration Statement on Form S-3 (Registration No. 333-157824) of the Registrant filed with the Securities and Exchange Commission on March 10, 2009), which remain unsold. The previously paid registration fees will be applied to the registration fee associated with this Registration Statement.

5555 San Felipe Street

Houston, Texas 77056

Telephone (713)629-6600

March 9, 2012

TO:	PARTICIPANTS IN THE MARATHON OIL CORPORATION DIVIDEND
REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

Dear Plan Participants:

Enclosed is a new Prospectus for the Marathon Oil Corporation Dividend Reinvestment and Direct Stock Purchase Plan. This new Prospectus includes, among other things, updates to the information about Marathon Oil, contact information for Computershare Trust Company, N.A., our Plan administrator, and updates to the Plan service fees. You should read the Prospectus thoroughly to make sure that you are aware of all the current information relating to the Plan.

If you have any questions, please contact Computershare at (888) 843-5542 or Marathon Oil’s investor relations department at (713) 296-4140.

Thank you for your continued interest in Marathon Oil.

Sincerely,

Janet F. Clark

Executive Vice President and Chief Financial Officer

Prospectus

MARATHON OIL CORPORATION

Dividend Reinvestment and Direct Stock Purchase Plan

Our Dividend Reinvestment and Direct Stock Purchase Plan provides both existing stockholders and interested new investors a simple and convenient method to purchase shares of our common stock. Some of the significant features of the plan are:

•	Enrollment through initial direct stock purchase of not less than $500 and not more than $10,000.

•	Purchases through the reinvestment of quarterly dividends.

•	Purchases through monthly optional cash payments of not less than $50 and not more than $10,000 (more with our permission).

•	Regular monthly investment can be made by automatic bank debits.

•	Optional cash payments will generally be invested within a week of receipt.

•	No brokerage commissions for purchases.

•	Recordkeeping is simplified since you will receive quarterly statements of any account activity.

Your participation is entirely voluntary and may be terminated at any time. This plan amends and restates our prior Dividend Reinvestment and Direct Stock Purchase Plan. If you are already enrolled in the plan, your enrollment will be continued unless you notify us otherwise. If you wish to join the plan or change your investment option, please complete and sign an Enrollment Form and return it to Computershare Trust Company, N.A. (“Computershare”), the plan administrator.

This prospectus relates to 3,000,000 shares of our common stock offered for purchase under the plan from and after the date of this prospectus. Shares purchased for participants’ accounts under the plan will be purchased on the open market by the plan administrator or acquired directly from us as original issue shares. Our common stock is listed on the New York Stock Exchange under the symbol “MRO.” On March 8, 2012, the closing price of our common stock on the New York Stock Exchange was $33.53 per share.

Investing in our common stock involves risks. Please read “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

March 9, 2012

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

MARATHON OIL CORPORATION

Marathon Oil Corporation was incorporated in 2001 and is an international energy company engaged in exploration and production, oil sands mining and integrated gas with operations in the United States, Angola, Canada, Equatorial Guinea, Indonesia, the Iraqi Kurdistan Region, Libya, Norway, Poland and the United Kingdom. We are based in Houston, Texas with our corporate headquarters at 5555 San Felipe Street, Houston, Texas 77056-2723 and a telephone number of (713) 629-6600.

RISK FACTORS

Before you decide to participate in the plan and invest in shares of our common stock, you should carefully consider the risk factors and all other information included or incorporated by reference in this prospectus, including those risks described under “Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. See “Where You Can Find More Information.” We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the plan.

In addition, there are risks associated with participation in the plan. You will not know the price of the shares you are purchasing under the plan at the time you authorize the investment or elect to have your dividends reinvested. The price of our common stock may fluctuate between the time you decide to purchase shares under the plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the plan administrator to sell shares under the plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale. If you decide to withdraw from the plan, the plan administrator will continue to hold your shares unless you request to have your shares transferred to another account. If you request such a transfer, the market price of our shares may decline between the time you request such a transfer and the date such transfer is effective.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements included or incorporated by reference in this prospectus that are not historical facts are forward-looking statements that involve risks and uncertainties. You can identify our forward-looking statements by words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “predicts,” “targets,” “projects,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes.

The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. We advise you that you should (1) be aware that important factors we do not specifically refer to could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements. We do not intend to update these statements unless the securities laws require us to do so.

USE OF PROCEEDS

We will receive proceeds from the purchase of our common stock under the plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of any such proceeds at this time.

THE PLAN

Enrollment

To Enroll:

• If you do not own any common stock	You can join the plan by making an initial cash
investment of at least $500 and not more than
$10,000. You can enroll and make your payment
online at www.computershare.com/investor or by
mailing to the plan administrator a completed Initial
Enrollment Form along with your check payable to
Computershare. A $10 enrollment fee will be
deducted from your initial investment. Please allow
two weeks for your account to be established, initial
shares to be purchased and a statement to be mailed
to you. No interest will be paid on amounts held by
us pending investment.

• If you own common stock registered in your name	You can join the plan online at www.computershare.com/investor or by mailing a completed Enrollment Form to the plan administrator. (No enrollment fee required.)

• If your shares are held in a brokerage, bank or other intermediary account	To participate directly in the plan, you should direct your broker, bank or other intermediary to register some or all of your shares of common stock directly in your name on the books of Computershare, as the transfer agent for our common stock. You can then join the plan online at www.computershare.com/investor or by mailing a completed Enrollment Form to the plan administrator.

• If you are a current participant in the plan	You are automatically enrolled in the plan. No action is required unless you want to make a change in your election.

If you are a citizen or resident of a country other than the United States, you must first determine that participating will not violate local laws applicable to us, the plan and you as a participant. See “Foreign Participation.”

Administration of the Plan

Computershare administers the plan, receives investments, keeps records, sends statements of account to you and performs other duties related to the plan. Computershare will register and hold shares purchased for you through the plan in its name or the name of its nominee until a written request is received from you for the sale or transfer of all or part of your shares held under the plan. We may appoint a different administrator for the plan at any time, and we may act as the plan administrator. Computershare or any other appointed administrator is referred to as the “plan administrator.” Computershare also acts as dividend disbursing agent for our common stock.

For information about the plan:

Contact Computershare at:	Toll-free telephone: 888-843-5542
Email:web.queries@computershare.com

Visit the Marathon Oil
Shareholder Services website at:	www.marathonoil.com

You may enroll in the plan, obtain copies of this prospectus, obtain and submit Enrollment Forms and other forms, submit investment or sales requests, set up automatic withdrawals, terminate your participation and engage in other activities as a participant in the plan through Computershare’s website at: www.computershare.com/investor.

Alternatively, you may submit initial investments, Enrollment Forms and other forms by mail to:

Computershare

P.O. Box 43078

Providence, RI 02940-3078

Please include your plan account number on all checks and on all correspondence, as well as a daytime telephone number where you may be contacted during normal working hours.

Investment Options

You have the following investment options when enrolling in the plan:

Dividend Reinvestment

You may elect to reinvest all, a portion or none of your cash dividends in our common stock. You also have the option of receiving a cash dividend on all or a portion of the shares held in your plan account. When completing the Dividend Reinvestment section of the Enrollment Form, you must choose one of the following:

•

Full Dividend Reinvestment. Purchase additional shares of common stock with all of your cash dividends paid on all shares credited to your plan account. Additional shares may also be purchased with optional cash investments as described below.

•

Partial Dividend Reinvestment. Receive a cash dividend payment based on the number of full shares you specify. This option allows you to receive a fixed amount of cash each quarter, assuming the dividend stays the same. The balance of your dividends will be used to purchase additional shares of common stock.

Buying additional shares will not change your election, meaning that dividends on all additional shares will be reinvested unless you instruct otherwise. In addition, selling part of your shares will not change your election unless the number of shares in your plan account falls below the number of shares that you specified under your election. In that case, cash dividends will be paid to you on the remaining number of shares that you hold in your plan account following the sale. Additional shares may also be purchased with optional cash investments as described below.

•

All Dividends Paid in Cash (No Dividend Reinvestment). Receive a cash dividend payment on all shares credited to your plan account. This option allows you to receive all of your dividends in cash. Additional shares may also be purchased with optional cash investments as described below.

You can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. To enroll for direct deposit, complete and submit online at www.computershare.com/investor or mail an Authorization for Electronic Deposit Form to the plan administrator along with a voided check for the designated bank account. You can also change your designated bank account for direct deposit with the same form. The forms will be acted upon as soon as possible after they are received, and you can discontinue this feature by notifying the plan administrator in writing. You can change your dividend reinvestment election at any time by notifying the plan administrator. In order to initiate, change or stop the direct deposit of dividends, the plan administrator must receive your written request at least 30 days before the dividend payment date.

Optional Cash Investments

You can purchase additional shares of common stock by using the plan’s optional cash investment feature regardless of whether dividends are reinvested. You can invest at least $50 at any one time up to a maximum of $10,000 in any month unless the limit is waived by us. You may make such optional investments occasionally or at regular intervals, as you desire. Interest will not be paid on amounts held by us pending investment.

•

By Automatic Withdrawal from Your Bank Account. If you wish to make regular monthly purchases, you can authorize an automatic withdrawal from your bank account online at www.computershare.com/investor or by completing a Direct Debit Authorization-Monthly Form and mailing it to the plan administrator. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your bank account on the 15th of each month or, if that date is not a business day, the next business day. The funds normally will be invested within five business days. Please allow up to six weeks for the first automatic withdrawal to be initiated. You must notify the plan administrator in writing to change or terminate automatic withdrawal at least 10 business days before the next automatic withdrawal in order for the change or termination to be effective by that date.

•

By Check. You can make optional cash investments by sending a check payable to Computershare in U.S. dollars from a U.S. bank. Computershare will not accept cash, traveler’s checks, money orders, or third-party checks. To facilitate processing of your investment, please use the transaction stub located at the bottom of your most recent statement. Mail your check and transaction stub to the address specified on the statement. The check must be received by 2:00 p.m. (Eastern Time) on the business day immediately preceding the investment date. Funds are typically invested on Friday of each week.

•

By Online Investment. You can make optional cash investments online through Computershare’s website, www.computershare.com/investor. In order to purchase shares online, you must authorize the withdrawal of funds from your U.S. bank account.

For the purpose of the above limitations, we may aggregate all reinvested dividends and initial and optional cash investments for participants with more than one account using the same Social Security Number or Taxpayer Identification Number. For participants unable to supply a Social Security Number or Taxpayer Identification Number, their participation may be limited by us to only one plan account.

Also for the purpose of such limitations, all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and investment of optional cash payments for each such account would be consistent with the purposes of the plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

Insufficient Funds

In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an automatic withdrawal, Computershare will consider the request for investment of that purchase null and void. Computershare will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, Computershare may sell additional shares from your account as necessary to satisfy the uncollected balance. In some cases, the sale of any additional shares may yield an amount greater than that required to recover in full the uncollected balance plus any additional fees. If this occurs, amounts in excess of $1 will be remitted to you. There is a $25.00 charge for any check, electronic fund transfer or other deposit that is returned unpaid by your bank. This fee will be collected by Computershare through the sale of the number of shares from your plan account necessary to satisfy the fee.

Limitations on Investments

•	Initial and optional cash investments:

•	at least $500 initial cash investment;

•	at least $50 optional cash investment at any one time; and

•	no more than $10,000 in any one month.

•	All limitations may be waived by us upon written request.

Waiver of Limitations

Initial and optional cash investments in excess of $10,000 per month may be made only pursuant to a written waiver of limitation by us for the total amount to be invested. A copy of such written approval must accompany any initial or optional cash investment sent to the plan administrator.

Requests for waivers of the investment limitations and other questions concerning waivers should be directed to Marathon Oil Investor Relations at 713-296-4140.

It is solely within our discretion as to whether any waiver of the allowable maximum amounts will be granted. In deciding whether to approve a request, we will consider relevant factors, including, among others, our need for additional funds, the attractiveness of obtaining such additional funds by the sale of common stock under the plan in comparison to other sources of funds, the applicable purchase price, the participant submitting the request, the extent and nature of such participant’s prior participation in the plan, the number of shares of common stock held of record by such participant and the aggregate amount of such dividends and initial or optional cash payments in excess of the allowable maximum amounts for which requests have been submitted by all participants.

If requests for waivers are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests on any basis that we, in our sole discretion, determine to be appropriate. With regard to investments made pursuant to a waiver of limitation, the plan does not provide for a predetermined maximum limit on the amount that a stockholder may invest or on the number of shares that may be purchased.

Purchases of Shares Within Plan Limits and Dividend Reinvestments

Source of Shares

Shares of our common stock needed to meet the requirements of the plan will be either purchased in the open market or issued directly by us.

Pricing of Shares

If the shares are purchased in the open market, your price per share will be the weighted average price per share of shares purchased on that day to satisfy plan requirements. A bank or other agent will purchase shares for the plan on the New York Stock Exchange (the “NYSE”) or in privately negotiated transactions. Commissions incurred by the plan for purchases will be paid by us. Such commissions will be reported to you as taxable income and will become a part of the cost of shares purchased on your behalf. All computations of shares are calculated to six decimals and fractional shares are credited to your account.

If the shares are purchased from us, your price per share will be the average of the daily high and low sale prices quoted on the New York Stock Exchange Composite Index as reported by Bloomberg, LP (the “NYSE Composite”) for the day the shares are purchased. If there is no trading of our common stock on the NYSE on the day the price is to be determined, the price per share will be determined by us on the basis of such market quotations as we consider appropriate.

Because we may periodically change between the above methods for purchasing shares, there can be no assurance that the method for determining your price per share will not change. To obtain the current method, please call the plan administrator or Marathon Oil Shareholder Services.

Purchase Intervals and Timing

The plan administrator will use initial and optional cash investments to purchase shares as promptly as practicable, normally once each week. To the extent dividends are declared, the plan administrator will use reinvested dividends to purchase shares on the quarterly dividend payment date. Purchases may be made over a number of days to meet the requirements of the plan. Funds not invested in our common stock within 30 days of receipt will be promptly returned to you, without interest.

Purchases of Shares in Excess of Plan Limits

The following discussion pertains only to initial or optional cash investments for which a waiver of limitation has been obtained. Investments that do not exceed the plan limitations for which a waiver of limitation has been obtained will not be subject to the terms discussed below. See “Purchases of Shares Within Plan Limits and Dividend Reinvestments” above. The terms set forth below will apply to the full amount for which a waiver has been obtained. For example, if a waiver is obtained to make an optional cash investment of $15,000, $5,000 over the limit, the full $15,000 will be subject to these terms. We reserve the right, in our sole discretion and without notice, to administer and approve any terms regarding the discount, threshold price or any other terms regarding investments exceeding the plan limitations as we deem necessary or desirable.

Source of Shares

Shares of common stock required to meet the requirements of the plan for investments made pursuant to a waiver of limitations when a discount is in effect will be issued directly by us.

Pricing Period

The “pricing period” for purposes of determining the price of each newly issued share of our common stock purchased pursuant to a waiver of limitation will be a period of at least one trading day commencing on a mutually agreed upon date between us and the participant. The price of each such share will equal the volume weighted average price, rounded to four decimal places, of our common stock obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, (through and including the NYSE closing print), for each trading day during the applicable pricing period, assuming the threshold price is met on each day, less any applicable waiver discount as described below, calculated pro rata on a daily basis. For example, if an investment of $10 million is made pursuant to a waiver of limitation for a pricing period of 10 trading days, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total investment for each day of the pricing period, which would be $1 million, and dividing it by the volume weighted average price, rounded to four decimal places, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, (through and including the NYSE closing print), less the discount. On the last day of the pricing period, the total investment amount, $10 million, will be divided by the total number of shares acquired over the 10 trading days (assuming the threshold price is met each day) in order to establish the purchase price. Investments made pursuant to a waiver of limitation will be applied to the purchase of shares of our common stock as soon as practicable on or after the next trading day following the last day of the applicable pricing period, which we refer to as the “waiver investment date.” A “trading day” means a day on which the NYSE is open for trading.

The plan administrator must receive investments pursuant to a waiver of limitation no later than the first business day before the first day of the applicable pricing period. The plan administrator will apply all investments made pursuant to waivers of limitations that are so received to the purchase of shares of our common stock as soon as practicable on or after the next following waiver investment date. All such investments received after the first business day before the first day of the relevant pricing period will be returned without interest. No interest will be paid on funds held by the plan administrator pending investment.

Threshold Price

We may, in our sole discretion, establish for any pricing period a “threshold price” applicable to investments made pursuant to waivers of limitations. The threshold price will be the minimum price applicable to purchases of our common stock made pursuant to waivers of limitations during the applicable pricing period as set forth below. At least one business day before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the plan administrator. We will make that determination, in our sole discretion, after a review of current market conditions, the level of participation in the plan and our current and projected capital needs.

The threshold price, if established, will be the dollar amount that the volume weighted average price, rounded to four decimal places, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, (through and including the NYSE closing print), must equal or exceed for each trading day during the relevant pricing period. If the threshold price is not satisfied for a trading day during the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that day will be excluded from the determination of the purchase price. Additionally, a trading day will be excluded if no trades in our common stock are reported on the NYSE for that day. For example, for a 10 trading day pricing period, if the threshold price is not satisfied for one of the 10 trading days in the pricing period, then the purchase price will be based upon the remaining nine trading days in which the threshold price was satisfied.

A portion of each investment made pursuant to a waiver of limitation will be returned, without interest, for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our common stock are reported on the NYSE. The returned amount will equal the pro rata amount of the total amount of that investment for each trading day that the threshold price is not satisfied. For example, for a 10 trading day pricing period, if the threshold price is not satisfied or no sales are reported for one of the 10 trading days in the pricing period, one-tenth of the investment will be returned without interest. Such amounts will be returned at the end of the pricing period.

The establishment of the threshold price and the possible return of a portion of the investment if a threshold price is not satisfied or if no trades in our common stock are reported on the NYSE for a trading day apply only to investments made pursuant to waivers of limitations. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the plan administrator will be required to provide any written notice of the threshold price, if any, for any pricing period.

Any person that acquires shares of our common stock through the plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act of 1933. We expect that certain persons acquiring shares of our common stock using the waiver of limitation will resell those shares to obtain the financial benefit of any waiver discount then offered under the plan. We have no arrangement or understanding, formal or informal, with any person relating to a distribution of shares to be purchased through the plan.

Waiver Discount

We may, in our sole discretion, establish a “waiver discount” of 0% to 3% from the market price applicable to investments made pursuant to waivers of limitations for a particular waiver investment date. The waiver discount may vary for different waiver investment dates but will apply uniformly to all investments made pursuant to waivers of limitations with respect to a particular waiver investment date. The waiver discount will apply to the entire investment and not just the portion of the investment that exceeds $10,000.

At least one business day before the first day of the applicable pricing period, we will determine whether to establish a waiver discount and, if a waiver discount is established, its amount, and will notify the plan administrator. We will determine, in our sole discretion, whether to establish a waiver discount and its amount after a review of current market conditions, the level of participation in the plan and our current and projected capital needs. Neither we nor the plan administrator will be required to provide any written notice of the waiver discount, if any, for any pricing period.

You may ascertain the threshold price and waiver discount for any given pricing period by contacting Marathon Oil Investor Relations at www.marathonoil.com or 713-296-4140. There is no waiver discount in effect as of the date of this prospectus.

Control Over Purchases

Except with respect to purchases in excess of plan limits, we will determine whether purchases are to be made directly from us or in the open market through the plan administrator or an affiliated broker. Neither we, the plan administrator nor any participant in the plan has the authority or power to control either the timing or pricing of shares purchased in the open market.

If you send in an initial or optional cash investment, it is possible that the market price of our common stock could go up or down before your funds are used to purchase stock. Further, we may change the method of stock purchase (purchase in the open market or from us) at any time. Therefore, you will not be able to precisely time your purchases through the plan and will bear the market risk associated with fluctuations in the price of our common stock. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased.

Sale of Shares

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through the Investor Centre or by calling Computershare directly at 888-843-5542. Market order sale requests received at www.computershare.com/investor through the Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by Computershare’s broker, less applicable fees.

Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor through the Investor Centre or by calling Computershare directly at 888-843-5542. All sale requests with an anticipated market value of $25,000 or more are expected to be submitted in writing. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sale requests, Computershare will seek to sell shares in round lot transactions. For this purpose, Computershare may combine each selling plan participant’s shares with those of other selling plan participants. In every case of a batch order sale, the price to each selling plan participant will be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, less applicable fees.

Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, you will not have any authority or power to direct the time or price at which shares for the plan are sold, and, except as described below, you will not be able to select the broker(s) or dealer(s) through or from whom sales are to be made.

If you send in a request to sell shares, it is possible that the market price of our common stock could go down or up before your shares are sold. You will not be able to precisely time your sales through the plan and will bear the market risk associated with fluctuation in the price of our common stock. In addition, you will not earn interest on the proceeds from a sales transaction.

Instructions sent to Computershare to sell shares are binding and may not be rescinded.

You can choose to sell your shares through a stockbroker of your choice, in which case you should first request a transfer of your shares from the plan administrator to a book-entry account in your name or another book-entry account you designate, in either case on the books of Marathon Oil. Allow two weeks for any such transfer.

Gifts, Transfers and Pledges of Shares

You may direct us to transfer all or a portion of the shares of our common stock in your plan account to a new or existing stockholder, whether or not the transferee is a participant in the plan. You may call Computershare at 888-843-5542 for complete transfer instructions or go to www.computershare.com/investor to download the appropriate materials. You can give or transfer common stock in your plan account to anyone you choose by:

•	making an initial $500 cash investment to establish an account in the recipient’s name;

•	submitting an optional cash investment on behalf of an existing stockholder in the plan in an amount not less than $50 nor more than $10,000; or

•	transferring shares from your account to the recipient.

The plan administrator will automatically place such new accounts in full dividend reinvestment status. New participants, at their discretion, may elect another investment option by giving notice to the plan administrator. If you participate in dividend reinvestment and your request to either transfer all of your shares or make a partial sale and transfer the balance of your shares is received between the ex-dividend and the dividend record date, the processing of your request will occur promptly, but may not occur prior to the dividend record date.

To transfer shares, you must send the plan administrator written instructions and a proper stock power and have your signature guaranteed by a financial institution participating in the Medallion Signature Guarantee

Program (generally a broker or a bank). The Medallion Signature Guarantee Program ensures that the individual signing the stock power is in fact the registered owner of the shares. A notary is not sufficient.

Plan shares may not be pledged and any such purported pledge shall be void. If you want to pledge your shares, you must first withdraw them from your plan account.

Direct Registration System

We have adopted a direct registration system for book-entry share registration and transfer of our common stock. No certificates representing your shares will be mailed to you. Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares.

Plan Service Fees

Enrollment fee for new investors	$10.00 per account enrollment
Purchase of shares	No Charge
Sale of shares (partial or full):
Batch order sales fee	$15.00
Brokerage commission	$0.12 per share*

Market order sales fee	$25.00
Brokerage commission	$0.12 per share*
Reinvestment of dividends	No Charge
Optional cash investments via check or automatic investment	No Charge
Gift or transfer of shares	No Charge

Insufficient Funds	$25.00 per check

The applicable fees will be deducted from either the investment or proceeds from a sale. *All per share fees include any brokerage commissions the plan administrator is required to pay.

Statements of Account

For any quarter in which your plan account had activity, the plan administrator will mail you a statement showing all transactions for your account, including year-to-date and other account information. Supplemental statements or notices may be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares. Statements will also reflect the cost basis of any shares acquired after January 1, 2011 and should be retained for income tax purposes.

Please retain your statements for the cost basis of shares purchased under the plan for income tax and other purposes and to avoid account research fees.

You should notify the plan administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

Death of a Plan Participant

If a plan participant dies or becomes legally incapacitated, the plan administrator must be notified. The legal representative of the participant should contact the plan administrator for specific information.

Withdrawal of Shares; Termination of Participation

You may withdraw all or some of your shares from your plan account or terminate your participation in the plan at any time by accessing your account at www.computershare.com/investor, completing the information on the transaction form attached to the plan statement or transaction advice or by giving telephone or written instructions to the plan administrator. Upon withdrawal or termination, whole shares held in the plan will be moved to a book-entry position registered in your name on the books of Marathon Oil.

If you terminate your plan account, you will receive a check for the cash value of any fractional share. The value of that fractional check will be based on the then current price of our stock, less any service fee and brokerage commission. If notice of termination is received near a record date for an account whose dividends are to be reinvested, the plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the plan administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.

Voting of Proxies

We will mail you proxy materials representing the shares in your plan account. Your shares will be voted as directed by you.

Stock Dividend/Stock Split

Any stock dividends or split shares that we distribute on shares credited to your account will be added to your account. Stock dividends or split shares that we distribute on shares registered in your name outside of the plan will be delivered to you in the same manner as to holders of shares of our common stock who are not participating in the plan.

Rights Offering

Your entitlement under the plan in any regular rights offering will be based upon your total holdings of our common stock in the plan. If we complete such a rights offering, we will issue rights certificates only for the number of whole shares credited to your account. Rights based on a fraction of a share held in your account would be sold for the account and the net proceeds will be invested in our common stock and added to your account by the end of the following month.

Stockholder Communications

In addition to proxy materials, participants in the plan will have the right to receive all communications sent to holders of our common stock generally, including our annual report to stockholders.

Responsibility of Plan Administrator and Marathon Oil Corporation

Neither we nor any plan administrator nor any agent will be liable for any act done in good faith or for any good faith failure to act. This includes, without limitation, any claims of liability:

•	for failure to terminate your account upon your death prior to receiving written notice of such death;

•	relating to purchases or sales prices reflected in your plan account or the dates of purchases or sales of your plan shares; or

•	for any fluctuation in the market value after purchase or sale of shares.

Neither we nor the plan administrator have any duties, responsibilities or liabilities except those that are expressly set forth in the plan.

THE PAYMENT OF DIVIDENDS IS AT THE DISCRETION OF OUR BOARD OF DIRECTORS. THE BOARD MAY CHANGE THE AMOUNT AND TIMING OF DIVIDENDS AT ANY TIME WITHOUT NOTICE.

Your investment in shares credited to your plan account is no different than your investment in shares of our common stock that you hold in a brokerage or bank account or in certificate form. You alone bear the risk of fluctuations in the market value of your shares of our common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares. However, with respect to shares held in your plan account, you may lose an advantage otherwise available in that you are not able to select more specifically the timing of your investment or the sale of your shares.

Neither we nor the plan administrator provide any advice or make any recommendations with respect to any purchase or sale transaction you initiate. Neither we nor the plan administrator can guarantee that the value of the shares purchased under the plan will, at any particular time, be more than your original investment. You need to make independent investment and participation decisions based on your own judgment and research.

Neither we nor the plan administrator can guarantee liquidity in the market. Thus your investments and the marketability of your shares may be adversely affected by the market conditions at the time you seek to sell your shares.

Shares of our common stock credited to your plan account in book-entry form through the plan are not subject to protection under the Securities Investor Protection Act, the Federal Deposit Insurance Act, or similar insurance or guarantee statute, and neither plan shares nor cash held pending investment or disbursement with the plan administrator or its affiliates are subject to any guarantee.

Plan Modification or Termination

We reserve the right to suspend, terminate or modify the plan at any time without the approval of plan participants. Participants in the plan will be sent notice of any suspension, termination or significant modification. We and any plan administrator also reserve the right to terminate the participation of any participant, change any and all administrative procedures and costs associated with the plan and regulate the plan as necessary or desirable in connection with its operation.

If we terminate the plan, or if we are involved in a reorganization or merger, your shares enrolled in the plan as well as your current elections under the plan may automatically roll over to a subsequent survivor or successor plan.

Change of Eligibility

We reserve the right to deny, suspend or terminate participation by a stockholder who is using the plan for purposes inconsistent with the intended purpose of the plan. In such event, the plan administrator will send notice to the applicable stockholder and will continue to safekeep that stockholder’s shares but will no longer accept optional cash investments or reinvest dividends on behalf of that stockholder.

If the number of shares on which dividends are reinvested on your behalf falls below one share, your participation in the plan will be terminated automatically and a check will be sent to you for any fractional share remaining.

Foreign Participation

If you live outside of the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations. All program funds must be in U.S. funds and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please contact your local bank for details on how to effect the transaction.

Interpretation

We may adopt rules and regulations to facilitate the administration of the plan. Any question of interpretation under the plan will be determined by us in our sole discretion and any such determination will be final.

The plan, all related forms and your account shall be governed by and construed in accordance with the laws of the State of New York and cannot be modified orally.

Transfer Agent and Registrar

Computershare Trust Company, N.A. acts as the transfer agent and registrar for our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences regarding the plan. This summary is based on current law and may be affected by future legislation, income tax regulations, court decisions, Internal Revenue Service rulings and other administrative pronouncements. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations, other foreign entities, and persons who are not citizens or residents of the United States). This discussion is limited to taxpayers that will hold shares of our common stock as “capital assets” (generally, held for investment). YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES (INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES) OF PARTICIPATING IN THE PLAN, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

In general, the amount of cash dividends paid by us will be includable in your income even though reinvested under the plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in open market transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases. You should be aware that, when we pay brokerage fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

If you make initial or optional cash investments that are subject to a waiver of limitations, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the investment date over the amount of your cash investment. The Internal Revenue Service has issued private letter rulings on plans which appear to be similar to the plan in this respect, ruling that stockholders making optional cash investments will not be treated as having received such dividend income if the stockholders are not also participants in the dividend reinvestment aspect of the plan. Private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued.

Distributions by us will be treated as dividends to the extent of our earnings and profits for federal income tax purposes. To the extent that the amount we distribute exceeds our current and accumulated earnings and profits, the distribution will be first treated as a return of capital to the stockholder to the extent of basis, with any excess taxable as gain realized from the sale of shares. We will report to you for tax purposes the dividends to be credited to your account as well as brokerage costs incurred by us on your behalf. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the plan will generally equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with initial or optional cash investments will be equal to the amount of those investments increased by the amount of any additional distribution that you are treated as having received in connection with a purchase made pursuant to a waiver of limitations, as described above. The tax basis of shares purchased in the open market to satisfy plan requirements will include the amount of any brokerage fees incurred by the plan on your behalf. The tax basis of shares sold under the plan will be determined using a first-in, first-out methodology, unless you instruct us to use another method. The average-cost method of calculating tax basis is not available for shares sold under the plan. Your fourth quarter plan statement will disclose all plan activities for the year and may be useful when calculating your tax basis. The holding period for shares acquired under the plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

You will not realize any taxable income for whole shares credited to your account under the plan. Upon the sale of either a portion or all of your shares from the plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeds one year at the time of disposition.

If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

The above summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a participant in the plan. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in the plan.

PLAN OF DISTRIBUTION

In connection with the administration of the plan, we may be requested to approve investments made pursuant to waivers of limitations by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to waivers of limitations by such persons.

Subject to the availability of shares of our common stock registered for issuance under the plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends or cash investments. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to investments made under the plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the plan.

Our common stock offered pursuant to the plan will be purchased, at our option, directly from us or in the open market or in privately negotiated transactions. We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant will receive the proceeds of that sale less the applicable brokerage commission ($0.12 per share), a sales fee of $15.00 and any required tax withholdings or transfer taxes.

Our common stock may not be available under the plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at www.sec.gov. You can also obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information that we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

• our Annual Report on Form 10-K for the year ended December 31, 2011; and

• the description of our common stock contained in our registration statement on Form 8-A/A (Amendment No. 2) filed with the SEC on July 17, 2007.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Marathon Oil Corporation

5555 San Felipe Street

Houston, Texas 77056-2723

Attention: Investor Relations

Telephone: (713) 296-4140

LEGAL MATTERS

Sylvia J. Kerrigan, Vice President, General Counsel and Secretary of Marathon Oil Corporation, and Baker Botts L.L.P., Houston, Texas, will pass on the validity of the common stock offered through this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information regarding estimates of quantities of oil and natural gas reserves of Marathon Oil Corporation included in the Annual Report on Form 10-K of Marathon Oil Corporation for the year ended December 31, 2011, was audited in part by Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc., independent petroleum consultants. Additionally, certain information regarding estimates of synthetic crude oil reserves was based on reports prepared by GLJ Petroleum Consultants, LTD., independent petroleum consultants. We have incorporated such information in this prospectus by reference to such Annual Report on Form 10-K in reliance on the authority of each such firm as experts in such matters.

Marathon Oil Corporation

Dividend Reinvestment and

Direct Stock Purchase Plan

            Prospectus

            March 9, 2012

00ICSN0537

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth expenses payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$11,198
Printing expenses	20,000
Legal fees and expenses	35,000
Accounting fees and expenses	6,000
Transfer agent and plan administrator fees	16,000
Miscellaneous	6,802

Total	$95,000

Item 15.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation and Bylaws

Article Eleventh of our restated certificate of incorporation states that:

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In addition, Article V of our by-laws provides that the Company shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all expenses, liability and loss reasonably incurred or suffered by such person. The Company shall indemnify any person seeking indemnity in connection with a proceeding initiated by such person only if the proceeding was authorized by the Company’s board of directors.

Indemnification Agreements and Insurance

Agreements we may enter into with underwriters, dealers and agents who participate in the distribution of our securities may contain provisions relating to the indemnification of our officers and directors.

We also maintain directors’ and officers’ liability insurance for our directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as our directors or officers.

We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16.	Exhibits

Exhibit No.	Description of Exhibit

*4.1	Restated Certificate of Incorporation of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on April 25, 2007).

*4.2	By-laws of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 10-Q/A, filed on May 13, 2011).

*4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 3.3 to Marathon Oil Corporation’s Form 8-K, filed on May 14, 2007).

5.1	Opinion of Sylvia J. Kerrigan.

5.2	Opinion of Baker Botts L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Sylvia J. Kerrigan (included in Exhibit 5.1).

23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.2).

23.4	Consent of Ryder Scott Company, L.P.

23.5	Consent of Netherland, Sewell & Associates, Inc.

23.6	Consent of GLJ Petroleum Consultants LTD.

24.1	Powers of Attorney of directors and officers of Marathon Oil Corporation.

*	Incorporated by reference to the filing indicated.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)        Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Marathon Oil Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on March 9, 2012.

MARATHON OIL CORPORATION

By	/s/ Janet F. Clark
Janet F. Clark
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 9, 2012.

SIGNATURE	TITLE

* Clarence P. Cazalot, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer and Chairman of the Board)

/s/ Janet F. Clark Janet F. Clark	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael K. Stewart Michael K. Stewart	Vice President—Finance and Accounting, Controller and Treasurer (Principal Accounting Officer)

* Pierre Brondeau	Director

* Gregory H. Boyce	Director

* Linda Z. Cook	Director

* Dr. Shirley Ann Jackson	Director

* Philip Lader	Director

* Dennis H. Reilley	Director

* Michael E.J. Phelps	Director

*By: /s/ Michael K. Stewart Michael K. Stewart	Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

*4.1	Restated Certificate of Incorporation of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on April 25, 2007).

*4.2	By-Laws of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 10-Q/A, filed on May 13, 2011).

*4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 3.3 to Marathon Oil Corporation’s Form 8-K, filed on May 14, 2007).

5.1	Opinion of Sylvia J. Kerrigan.

5.2	Opinion of Baker Botts L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Sylvia J. Kerrigan (included in Exhibit 5.1).

23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.2).

23.4	Consent of Ryder Scott Company, L.P.

23.5	Consent of Netherland, Sewell & Associates, Inc.

23.6	Consent of GLJ Petroleum Consultants LTD.

24.1	Powers of Attorney of directors and officers of Marathon Oil Corporation.

*	Incorporated by reference to the filing indicated.